AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT

                                             April 13, 1998

     Congress Financial Corporation, as Agent and each of the financial institutions from time to time parties to the Loan
     Agreement referred to below


     Ladies and Gentlemen:

          Congress Financial Corporation in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, "Agent"), The CIT Group/Business Credit, Inc. in its capacity as co-agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, "Co-Agent"), and the financial institutions which are parties to the Loan Agreement as lenders (collectively, "Lenders") have entered into financing arrangements with Edison Brothers Stores, Inc., ("Edison"), Edison Brothers Apparel Stores, Inc., ("Edison Apparel") and Edison Puerto Rico Stores, Inc. ("Edison Puerto Rico", and together with Edison and Edison Apparel, individually, a "Borrower" and collectively, "Borrowers") and the other signatories to the Loan Agreement as guarantors (individually, a "Guarantor" and collectively, "Guarantors"), pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Loan and Security Agreement, dated as of September 26 , 1997, by and among Agent, Co-Agent, Lenders, Guarantors and Borrowers (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the "Loan Agreement") and other agreements, documents or instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, including the Loan Agreement, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the "Financing Agreements"). All capitalized terms used herein shall have the meaning assigned thereto in the Loan Agreement, unless otherwise defined herein.

          Borrowers and Guarantors have requested certain amendments to the Loan Agreement and Agent, Co-Agent and Lenders are willing to agree to such amendments, subject to the terms and conditions



     contained in this Amendment. By this Amendment, Agent, Co-Agent, Lenders, Borrowers and Guarantors desire and intend to evidence such amendments.

          In consideration of the foregoing and the agreements and covenants contained herein, the parties hereto agree as follows:

          1.  The definition of the term "Net Worth" in the Loan
     Agreement is hereby amended by adding the following at the end thereof:

               "As to Edison and its Subsidiaries for purposes of
     Section 9.14 hereof, any reductions, write-offs, amortizations or adjustments of goodwill, including reorganization value in excess of identifiable assets, by Edison and its Subsidiaries after September 26, 1997 shall not be considered in determining net income (loss) for purposes of the calculation of the Net Worth of Edison and its Subsidiaries."

          2. For the period commencing January 31, 1998 and ending February 3, 2001, the reference to "$100,000,000" in Section 9.14 of the Loan Agreement is hereby deleted and replaced with the following: "$70,000,000". Such amendment to Section 9.14 of the Loan Agreement shall terminate and be of no further force and effect on and after February 4, 2001.

          3. In consideration of this Amendment, Borrower shall pay Agent for the account of Lenders a facility amendment fee in an amount equal to $100,000 payable simultaneously with the execution hereof, which fee is fully earned as of the date hereof. Such fee may, at the option of Agent, be charged directly to any of Borrowers' revolving loan accounts maintained by Agent for the account of Lenders under the Financing Agreements.

          4. Except as modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the Financing Agreements, the terms of this Amendment shall control. The Loan Agreement and this Amendment shall be read and construed as one agreement.

          5. The validity, interpretation and enforcement of this Amendment and any dispute arising out of the relationship between the parties hereto in connection with this Amendment, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

          6. This letter agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

          7. This agreement may be executed in any number of counterparts and by each of the parties hereto in separate



     counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

          The parties hereto have caused this letter agreement to be duly executed and delivered by their authorized officers as of the day and year first above written.

                                   Very truly yours,

                                   EDISON BROTHERS STORES, INC.

                                   By/s/Thomas K. McCain

                                   Title: Vice President, Controller

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                                   EDISON BROTHERS APPAREL
                                     STORES, INC.

                                   By/s/Thomas K. McCain

                                   Title: Vice President, Controller

                                   EDISON PUERTO RICO STORES, INC.

                                   By/s/Thomas K. McCain

                                   Title: Vice President, Controller

      ACKNOWLEDGED AND AGREED:
     CONGRESS FINANCIAL
       CORPORATION, as Agent and Lender
     By/s/Lawrence S. Forte
     Title: First Vice President

     THE CIT GROUP/BUSINESS
       CREDIT, INC., as Co-Agent and Lender

     By/s/Edward Hurtfield

     Title: Assistant Vice President

      EDISON PAYMASTER, INC.
      EDBRO MISSOURI REALTY, INC.
      EDISON BROTHERS STORES INTERNATIONAL, INC.
      TOFAC OF PUERTO RICO, INC.

      By/s/Thomas K. McCain

     Title: Vice President, Controller







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      EDISON INDIANA, LLC

      By: EDISON BROTHERS APPAREL
           STORES, INC., its Manager

      By/s/Thomas K. McCain

     Title: Vice President, Controller